As filed with the Securities and Exchange Commission on January 31, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILVERSTAR HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)
Bermuda		Not Applicable
(State or other jurisdiction of Incorporation or organization)		(I.R.S. Employer Identification No.)
Clarendon House, Church Street
Hamilton Hm Cx Bermuda
(441) 295-1422
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Clive Kabatznik
1900 Glades Road, Suite 435
Boca Raton, Fl 33431
(561) 479-0040
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copy to:

Henry I. Rothman, Esq.
Troutman Sanders Llp
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	1,474,562(2)	$2.01(3)	$2,963,870(3)	$318

(1)	Represents the shares of common stock being registered for resale by the selling shareholders.

(2)

1,047,182 shares offered hereby represent 130% of the number of shares presently issuable upon conversion of a Variable Rate Secured Convertible Debenture due October 31, 2008 issued to one selling shareholder in the October 2006 private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended (“the “Securities Act”). The 1,047,182 shares represent our good faith estimate of the number of shares that may become issuable in the future as a result of conversion price adjustments. If the numbers of shares issuable upon conversion of the Variable Rate Secured Convertible Debenture exceeds the registered amount, we will not rely on Rule 416 to cover the additional shares, but will instead file a new registration statement. 427,380 shares offered hereby were acquired by certain of the selling shareholders in the November 2006 private placement in reliance on exemptions from registration under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act, based on the average of the closing bid and asked prices of the common stock on January 29, 2007

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2007

PROSPECTUS

SILVERSTAR HOLDINGS, LTD.

1,474,562 Shares of Common Stock

        We are registering up to 1,474,562 shares of our common stock, 805,524 shares of which are issuable upon conversion of a debenture acquired in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended, 241,658 shares of which may be issuable upon conversion of the debenture as a result of conversion price adjustments, and 427,380 shares of which were acquired in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended, for resale by the selling shareholders from time to time. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

        The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. See “Selling Shareholders” beginning on page 11 in this prospectus for a complete description of the selling shareholders.

NASDAQ Capital Market Symbol: "SSTR"

        Our common stock is traded on the NASDAQ Capital Market under the symbol “SSTR.” On January 30, 2007, the closing price of one share of our common stock on the NASDAQ Capital Market was $2.03.

        This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Our principal executive offices are located at Clarendon House, Church Street, Hamilton HM CX Bermuda. Our telephone number is (441) 295-1422.

The date of this prospectus is_________ __, 2007

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “Commission”). You should rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

        Unless the context otherwise requires, throughout this prospectus the words “Silverstar”, “we”, “us” and “our” refer to Silverstar Holdings, Ltd. and its subsidiaries.

RISK FACTORS

        Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find More Information,” before you decide to purchase shares of our common stock.

Risks Associated with Our Subsidiaries

Many of our titles have short lifecycles and fail to generate significant revenues.

        The market for entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occurs within the first three months following their release. Therefore, our continued profitability depends upon our ability to acquire and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

We may fail to anticipate changing consumer preferences.

        Our business is speculative and is subject to all of the risks generally associated with the entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

•	the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;

•	international, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

•	changes in consumer demographics;

•	the availability of other forms of entertainment; and

•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

        In order to plan for acquisition and promotional activities, we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of entertainment software or particular platforms could cause sales of our titles to decline dramatically.

We may not be able to protect our proprietary rights.

        We acquire proprietary software and technologies. We attempt to protect our software and production related intellectual property under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution.

        Entertainment software is susceptible to unauthorized copying. Unauthorized third parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. In addition, our competitors could independently develop technologies substantially equivalent or superior to our technologies.

We may be subject to intellectual propriety claims.

        As the number of entertainment software products increases and the features and content of these products continue to overlap, software developers increasingly may become subject to infringement claims. Many of our products are highly realistic and feature materials that are based on real world examples, which may inadvertently infringe upon the intellectual property rights of others. Our products often utilize complex technology that may become subject to the intellectual property rights of others. Although we believe that we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, it is possible that third-parties still may claim infringement. From time to time, we receive communications from third-parties regarding such claims. Existing or future infringement claims against us, whether valid or not, may be time consuming and expensive to defend.

        Intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property, which if available at all, may not be available on commercially favorable terms; or

•	redesign the effected entertainment software products, which could cause us to incur additional costs, delay introduction and possibly reduce commercial appeal of our products.

        Any of these actions may cause material harm to our business and financial results.

Rating systems for entertainment software, potential legislation and consumer opposition could inhibit sales of our products.

        The home video game industry requires entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of “G” (all ages) or “T” (age 13 and over), although certain of our titles receive a rating of “M” (age 18 and over), which may limit the potential markets for these titles.

        Several proposals have been made for federal legislation to regulate the entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title.

We operate in a highly competitive industry.

        The entertainment software industry is intensely competitive and new entertainment software products and platforms are regularly introduced. Our competitors vary in size from small companies with limited resources to very large corporations with significantly greater financial, marketing and product development resources than we have. Due to these greater resources, certain of our competitors can spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. We believe that the main competitive factors in the entertainment software industry include: product features and playability; brand name recognition; compatibility of products with popular platforms; access to distribution channels; quality of products; ease of use; price; marketing support; and quality of customer service.

If our products contain defects, our business could be harmed significantly.

        Software products as complex as the ones we publish may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, we cannot be certain that errors will not be found in new products or releases after shipment, that could result in loss of or delay in market acceptance. This loss or delay could significantly harm our business and financial results.

We rely on independent third parties to develop most of our software products.

        We rely on independent third-party entertainment software developers to develop most of our software products. Since we depend on these developers we remain subject to the following risks

•	continuing strong demand for developers’ resources, combined with the recognition they receive in connection with their work, may cause developers who worked for us in the past either to work for our competitors in the future or to renegotiate our agreements with them on terms less favorable for us;

•	limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing our products or require us to fund additional costs; and

•	our competitors may acquire the businesses of key developers or sign them to exclusive development arrangements. In either case, we would not be able to continue to engage such developers’ services for our products, except for those that they are contractually obligated to complete for us.

        We also compete with other forms of entertainment and leisure activities. For example, we believe that the overall growth in the use of the Internet and online services by consumers may pose a competitive threat if customers and potential customers spend less of their available time using entertainment software and more using the Internet and online services.

The retail market for PC game software is decreasing which could have an adverse impact on our financial condition.

        The changing characteristics of the worldwide consumer entertainment software market in recent years have been impacted by many factors, such as:

•	An increasing number of technologically advanced PCs with more powerful operating systems, enhanced graphics and video cards, expanded memory chips, as well as higher capacities and faster speeds for CD and hard drives in the home and office;

•	greater access by consumers to the Internet through high-speed access modes (such as cable modems and DSL connections);

•	increased interest in online game play;

•	the increasing number of game console devices in the home; and

•	the development of increasingly advanced technologies supporting game play (such as hand held game devices, mobile phones and personal digital assistants).

        As a result of this increased competition in the overall consumer entertainment market, market data suggests that the retail market for PC game software has decreased over the past two years. If this trend continues it could have an adverse impact on our financial condition.

The PC software game market has gravitated towards mass merchant retailers.

        The PC software game market has gravitated toward mass merchant retailers thereby increasing the competition for shelf space for PC games. This increased competition has emphasized the importance of marketing, merchandising and brand name recognition. A significant result of these market pressures is an industry trend toward the consolidation of consumer entertainment PC software publishers and distributors, in addition to the diversification of products offered by these companies. The trends toward industry consolidation and increased competition for game content and retail shelf space are more pronounced in North America than in international markets and are expected to continue for the foreseeable future.

We may face difficultly obtaining access to retail shelf space necessary to market and sell our products effectively.

        Retailers of our products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer entertainment software products for high quality retail shelf space and promotional support from retailers. To the extent that the number of products and platforms increases, competition for shelf space may intensify and may require us to increase our marketing expenditures. Retailers with limited shelf space typically devote the most and highest quality shelf space to those products expected to be best sellers. We cannot be certain that our new products will achieve such “best seller” status. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer’s sales volume. We cannot be certain that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support on acceptable terms. A prolonged failure in this regard may significantly harm our business and financial results.

We permit our customers to return our products and to receive pricing concessions which could reduce our net revenues and results of operations.

        We are exposed to the risk of product returns and price protection with respect to our distributors and retailers. Return policies allow distributors and retailers to return defective, shelf-worn and damaged products in accordance with terms granted. Price protection, when granted and applicable, allows customers a credit against amounts they owe us with respect to merchandise unsold by them. We may permit product returns from, or grant price protection to, our customers under certain conditions. The conditions our customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, delivery to us of weekly inventory and sell-through reports, and consistent participation in the launches of our premium title releases. We may also consider other factors, including the facilitation of slow-moving inventory and other market factors. When we offer price protection, we offer it with respect to a particular product to all of our retail customers; however, only those customers who meet the conditions detailed above can avail themselves of such price protection. Although we maintain a reserve for returns and price protection, and although we may place limits on product returns and price protection, we could be forced to accept substantial product returns and provide substantial price protection to maintain our relationships with retailers and our access to distribution channels. Product returns and price protection that exceed our reserves could significantly harm our business and financial results.

Technology changes rapidly in our business, and if we fail to anticipate or successfully implement new technologies, the quality, timeliness and competitiveness of our products and services will suffer.

        Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies we must implement and take advantage of in order to make our products and services competitive in the market. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products and services may be technologically inferior to our competitors’, less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products and services, then we may delay their release until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product or service launch schedule or to keep up with our competition, which would increase our development expenses.

Risk Associated with
Our Operations

There is no assurance that we can successfully implement our business plan that calls for the acquisition of additional entertainment software businesses to create a larger presence in the marketplace.

        We seek to acquire complimentary businesses in the entertainment software market. The success of our business plan is predicated on us finding appropriate acquisitions and growing their operations. There is no assurance that we will be able to access such companies or to complete their acquisition. Furthermore, there is no assurance that our current financial resources will be sufficient to achieve the goals of our business plan. There is no assurance that we will be able to raise additional capital if the need arises.

If we are unable to successfully integrate acquisitions, our revenue growth and future profitability may be negatively impacted.

        The process of integrating an acquired business, technology or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention and capital that would otherwise be available for ongoing development of our business. In addition, we may not be able to maintain the levels of operating efficiency that any company we may acquire achieved or might have achieved separately. As a result of difficulties associated with combining operations, we may not be able to achieve cost savings and other benefits that we might expect to achieve with these acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities with restrictive covenants or adversely affect our operating results and financial condition.

If we are unsuccessful in raising additional capital in the future, we may be unable to continue to operate or grow our business.

        We believe we currently have adequate cash to fund anticipated cash needs through the end of our current fiscal year. However, due to the competitive nature of the entertainment software industry and the increasing sophistication of entertainment software, the costs for product development and marketing are rising.  As a result we may need to raise capital in the future. Any equity financing may be dilutive to our shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to obtain additional capital or are required to raise it on undesirable terms, it may have a material adverse effect on our financial condition.

Since a significant amount of our assets are denominated in foreign currency and since we conduct business internationally, we are subject to currency and foreign regulatory risks.

        Strategy First is incorporated in Canada and sells products throughout the United States and Europe. Its functional currency is the Canadian Dollar. This has exposed the company to market risk with respect to fluctuations in the relative value of the Euro, British Pound, the Canadian Dollar, and the US Dollar.

        Empire PLC is incorporated in the United Kingdom and sells products throughout Europe and the United States. Its functional currency is the British Pound. This has exposed us to market risk with respect to fluctuations in the relative value of the Euro, British Pound and the US Dollar.

        Certain of the Company’s cash balances and the remaining proceeds from the sale of its South African subsidiaries are denominated in South African Rand. This has exposed the Company to market risk with respect to fluctuations in the relative value of the South African Rand against the US Dollar.

        We expect to repatriate our funds held in South Africa to the United States. We believe that repatriation of the full amount is allowable under current South African foreign currency regulations. Over the last eight years, we have, from time to time, repatriated funds from South Africa without restriction. However, there can be no guarantee that the South African foreign currency regulations will not change in the future in a manner that might restrict our ability to repatriate the remaining assets.

We currently are disputing a tax liability with the South African revenue service and we may be forced to expense additional amounts in this matter

        In April 2006, our First South African subsidiary received a letter from the South African Revenue Service (“SARS”) challenging certain tax treatment of dividends and operating loss carry forwards for the years 2002 through 2004. Subsequently SARS issued a tax assessment for approximately $2.7 million. The Company believes that its South African tax filings are in full compliance with all applicable laws and is vigorously defending its position in this regard. However, until such time as these issues are resolved, the Company will retain an amount equal to the assessment in South Africa to cover any potential liability that may arise. The Company has recorded an estimated liability of $600,000 in this regard but may be forced to increase this amount should it receive adverse information as it continues its appeal of the SARS assessment.

We depend on the continued services of key personnel.

        Our success depends upon the continued contributions of our executive officers, some of whom are also our principal shareholders, and the continued contributions of the management of our operating subsidiaries. Our business could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to us by our executive officers or the executive officers of our subsidiary. We do not carry key man insurance.

Risks Relating to Our Common Stock

The price of our common stock is highly volatile.

        The price of our common stock is highly volatile. Fluctuations in the market price of our common stock may be a result of any number of factors or a combination of factors including, but not limited to:

•	the number of shares in the market and the number of shares we may be required to issue in the future compared to market demand for our shares;

•	our performance and meeting expectations of performance, including the development and commercialization of our current and proposed products and services;

•	market conditions for internet and media companies in the small capitalization sector; and

•	general economic and market conditions.

Our executive officers, directors and principal shareholders together may exercise control over all matters submitted to a vote of shareholders..

        Our executive officers, directors own 1,413,645 shares of our Class A common stock and 780,137 shares of our Class B common stock, representing approximately 24.0% of our outstanding capital stock and approximately 35.9% of the total voting power and are able to elect all of our directors and otherwise control our operations. Furthermore, the disproportionate vote afforded the Class B common stock could also serve to impede or prevent a change of control. As a result, potential acquirees may be discouraged from seeking to acquire control through the purchase of our common stock, which could have a depressive effect on the price of our securities and will make it less likely that shareholders receive a premium for their shares as a result of any such attempt.

Since we do not intend to declare dividends in the foreseeable future, the return on your investment will depend upon the appreciation of the market price of your shares.

        We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of our common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

Anti-takeover measures in our Bye-laws could adversely affect the voting power of the holders of our common stock

        Our Bye-laws authorize the issuance of up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, but subject to applicable government regulatory restrictions, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. Although we have no present intention to issue any shares of our preferred stock, we cannot assure we will not do so in the future.

The rights of shareholders under Bermuda law may not be as extensive as the rights of shareholders under the laws of jurisdictions in the United States.

        Our corporate affairs are governed by our Memorandum of Association and Bye-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. Our Bye-laws limit the right of security holders to bring an action against our officers and directors. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if we were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of our shares of common stock may be more limited in their ability to protect their interests in us. In addition, there is uncertainty whether the courts of Bermuda would enforce judgments of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

Our common stock may be delisted from NASDAQ.

        The National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ Capital Market. The standards for continued listing require, among other things, that the minimum bid price for the listed securities be at least $1.00 per share. A deficiency in the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for thirty consecutive trading days, with a 180-day cure period with respect to the NASDAQ Capital Market. During November and December 2004 and March 2005 our common stock traded below a price of $1.00 per share. There can be no assurance that we will continue to satisfy the requirements for maintaining a NASDAQ Capital Market listing. If our common stock were to be excluded from NASDAQ, the market price of our common stock and the ability of holders to sell such stock would be adversely affected, and we would be required to comply with the initial listing requirements to be relisted on NASDAQ.

Our common stock may become subject to the Commission’s penny stock rules.

        If our common stock is excluded from NASDAQ and the price per share of our common stock is below $5.00, our securities would become subject to certain “penny stock” rules promulgated by the Securities and Exchange Commission unless we satisfy certain net asset and revenue tests. The application of these rules to our common stock may adversely impact both your ability to resell our common stock (liquidity) and the market price of these shares. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination of suitability of the investor purchasing the penny stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein contain forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained or incorporated by reference in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause results or events to differ from current expectations are described in the section titled “Risk Factors.”

        Such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and expressly disclaim any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public over the Internet at the SEC’s Website at “http://www.sec.gov.”

        We have filed with the Commission a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the Commission’s rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

        The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update or supersede this information.

        This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

        We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-27494) until all of the shares are sold, except that we do not incorporate by reference any document or portion of a document that is deemed, under Commission rules, not to be filed.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (as amended on Form 10-K/A filed with the Commission on October 3, 2006 and October 5, 2006);

•	Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2006;

•	Current Reports on Form 8-K filed with the Commission on July 6, 2006, August 2, 2006, October 24, 2006, October 31, 2006, November 7, 2006, November 16, 2006, November 22, 2006, November 28, 2006, December 8, 2006 and December 14, 2006; and

•	The description of our common stock contained in the Registration Statement on Form 8-A, which was filed with the SEC on January 1, 1996 (File No. 0-24624) as amended on Form 8-A/A (filed on January 16, 1996).

        Any statement contained herein or in a document filed by us and incorporated or deemed incorporated by reference shall be deemed modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or deemed to be, incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

        You may request a copy of these filings, at no cost, by writing to us at 1900 Glades Road, Suite 435, Boca Raton, FL  33431, (561) 479-0040, Attention: Clive Kabatznik or by e-mail at clive@silverstarholdings.com.

        You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the Commission as described above. The registration statement, including its exhibits and schedules, are also available on the Commission’s web site.

USE OF PROCEEDS

        The selling shareholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of the shares.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SELLING SHAREHOLDERS

        We issued a Variable Rate Secured Convertible Debenture due October 31, 2008 (the “Debenture”) in a private placement in October 2006 (the “October Private Placement”). The Debenture was sold pursuant to an exemption from registration under the Securities Act. The Debenture is convertible at any time into 805,524 shares of our common stock. This prospectus relates to the resale from time to time of 805,524 shares of our common stock to be acquired upon conversion of the Debenture. This prospectus also relates to 241,658 shares of our common stock which may be issuable upon conversion of the Debenture as a result of conversion price adjustments.

        This prospectus also relates to the resale of 427,280 shares of our common stock sold in a private placement of our common stock in November 2006 (the “November Private Placement”). The shares sold in the November Private Placement were sold directly to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration under the Securities Act.

        We filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public the shares of our common stock in connection with the October Private Placement and the November Private Placement

        The following table lists the selling shareholders and certain information regarding the selling shareholders’ ownership of shares of our common stock as of December 31, 2006 and as adjusted to reflect the sale of the shares. Information regarding the selling shareholders, its pledgees, donees, and other non-sale transferees who may become selling shareholders may change from time to time. To the extent the selling shareholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required.

        Notwithstanding the foregoing the terms of the Debenture provides that the holder may not convert the Debenture for common stock if such conversion would result in the selling shareholder beneficially owning more than 4.99% of our outstanding common stock immediately after such conversion or exercise.

        The registration of the following shares through this registration statement allows the selling shareholders to sell his holdings in the future on the open market and is not necessarily an indication of intent to sell the shares.

        None of the selling shareholders are broker-dealers and none of the selling shareholders are affiliates of broker-dealers.

        To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

					Shares of Common Stock Owned after Offering (1)
Selling Shareholders	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold (1)		Number	Percent
Catacando Properties Limited (2)	37,453		37,453		-	-
DKR SoundShore Oasis Holding Fund Ltd.(3)	415,527	(4)	1,047,182	(5)	415,527(4)	4.99%
Ronald Heller IRA(6)	200,000		200,000		-	-
Barry Honig(7)	171,200		171,200		-	-
RPC International(8)	18,727		18,727		-	-

_________________

(1)	Assumes that all shares of common stock being offered hereby are sold.

(2)	Nigel Christie has voting and dispositive power over the shares of common stock. The address of the selling shareholder is C/O RP&C International 31A St James Square, London SW1Y4JR, United Kingdom.

(3)	DKR SoundShore Oasis Holding Fund LTD. (the “Fund”) is a master fund in a master feeder structure. The Fund’s investment manager is DKR Oasis Management Company LP (the Investment Manager”) Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares. The address of the selling shareholder is 1281 East Main Street Stamford, CT 06902

(4)	Pursuant to the selling shareholder’s contractual prohibition from beneficially owning any number greater than 4.99% of our issued and outstanding shares, the shares of common stock owned prior to the offering and the shares of common stock owned after the offering is equal to 4.99% of our current issued and outstanding common stock. Notwithstanding this contractual prohibition, as of December 31, 2006, the selling shareholder has been issued the Debenture convertible into 805,524 shares of our common stock, 241,658 shares of our common stock which may be issuable upon conversion of the Debenture as a result of conversion price adjustments, a Variable Rate Secured Convertible Debenture due October 31, 2008 issued in October 2005, and convertible into 2,071,346 shares of our common stock, warrants to purchase 791,139 shares of our common stock, and 1,100,403 shares of our common stock which may be issuable upon conversion of the Variable Rate Secured Convertible Debenture due October 31, 2008 or exercise of the warrants as a result of either conversion price adjustments or exercise price adjustment, as applicable

(5)	Shares of common stock to be sold includes the Debenture convertible into 805,524 shares of our common stock and 241,658 shares of our common stock which may be issuable upon conversion of the Debenture as a result of conversion price adjustments.

(6)	The address of the selling shareholder is 74 Fairview Road, Tenafly, NJ 07670.

(7)	The address of the selling shareholder is 3269 Harrington Drive, Boca Raton, Fl 33496.

(8)	Ralf Beny has voting and dispositive power over the shares of common stock. The address of the selling shareholder is 31A St James Square, London SW1Y4JR, United Kingdom.

DESCRIPTION OF SECURITIES

General

        Our authorized capital stock consists of an aggregate of 50,000,000 shares of common stock, par value $.01 per share, 2,000,000 shares of Class B common stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 8,327,197 shares of our common stock and 814,786 shares of our Class B common stock are outstanding. The following statements describe the material provisions of the securities being registered hereby and certain other of our securities. See “Anti-Takeover Protections” and “Differences in Corporate Law” for a description of the Company’s Memorandum of Association, Bye-laws and The Companies Act 1981 of Bermuda, regarding anti-takeover provisions and related matters affecting us. Such statements and disclosure do not purport to be complete and are qualified in their entirety by reference to the full

Memorandum of Association and Bye-laws which are exhibits to the Company’s Registration Statement of which this Prospectus is a part.

Common Stock

        Holders of our common stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to our net assets upon liquidation. Holders of our common stock do not have preemptive rights to purchase additional shares of our common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from legally available sources as determined by our Board of Directors, subject to any preferential dividend rights of our preferred stock. Upon our dissolution or liquidation, whether voluntary or involuntary, holders of our common stock are entitled to receive our assets available for distribution to the shareholders, subject to the preferential rights of our preferred stock. All of the shares of our common stock offered hereby are validly authorized and issued, fully paid and non-assessable.

Class B Common Stock

        Our Class B common stock and our common stock are substantially identical on a share-for-share basis, except that the holders of our Class B common stock have five votes per share on each matter considered by shareholders, and the holders of our common stock have one vote per share on each matter considered by shareholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by The Companies Act 1981 of Bermuda.

        Each share of our Class B common stock is automatically converted into one share of common stock upon:

•	the death of the original holder, or, if such shares are subject to a shareholders agreement or voting trust granting the power to vote such shares to another original holder of our Class B common stock, then upon the death of such other original holder; or

•	the sale or transfer to any person other than the following transferees:

•	the spouse of a holder of Class B common stock;

•	any lineal descendants of a holder of Class B common stock, including adopted children;

•	a trust for the sole benefit of a Class B common shareholder's lineal descendants, including adopted children;

•	a partnership made up exclusively of Class B common shareholders and their lineal descendants, including adopted children or a corporation wholly-owned by a holder of Class B common stock and their lineal descendants; and

•	any other holder of Class B common stock.

        The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our shareholders other than the holders of Class B common stock. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by our Board of Directors, which may be under the control of the holders of Class B common stock, and if shareholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

Preferred Stock

        We are authorized to issue up to 5,000,000 shares of preferred stock. Our Board of Directors has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption, including sinking fund provisions, and liquidation preferences, without further vote or action by the shareholders. Issuing shares of preferred stock with voting rights could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of another class or series with voting rights. If our Board of Directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock.  Also, preferred stock could have preferences over the common stock and other series of preferred stock with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

Warrants

        The warrants that were previously registered in connection with the October Private Placement are exercisable at $1.706 per share and expire on October 31, 2010. The warrants may be exercised in whole or in part, subject to the limitations provided in the warrants. Any warrant holders who do not exercise their warrants prior to the conclusion of the exercise period will forfeit the right to purchase the shares of common stock underlying the warrants and any outstanding warrants will become void and be of no further force or effect. In addition, in the event of a merger, consolidation, or sale of all or substantially all our assets, the holder of the warrant has the right to receive a warrant substantially similar to the warrant or, at the option of the holder of the warrant, an amount in cash equal to the value of the warrant. If a dividend is declared on our common stock, the exercise price of the warrant will be reduced in accordance with the terms of the warrant and the number of shares of common stock the warrant is exercisable for will be proportionately increased.

Anti-Takeover Protections

        The voting provisions of our common stock and Class B common stock and the broad discretion conferred upon our Board of Directors with respect to the issuance of series of preferred stock, including with respect to voting rights, could substantially impede the ability of one or more shareholders acquiring sufficient influence over the election of directors and other matters to effect a change in control or management, and our Board of Directors’ ability to issue preferred stock could also be utilized to change our economic and control structure. Those provisions, together with certain other provisions of our Bye-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his, her or its best interest, including attempts that might result in a premium over the market price for our common stock.

        Our Bye-laws establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by us not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated and concerning the shareholder submitting the proposal.

Differences in Corporate Law

        The Companies Act 1981 of Bermuda differs in material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of significant provisions of The Companies Act, including any modifications adopted pursuant to our Bye-laws, applicable to us, which differ in general material respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

        Interested Directors. Our Bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, no such transaction would be voidable if:

•	the material facts as to such interested directors’ relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders; or

•	the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

        Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

        Merger and Similar Arrangements. We may merge with another Bermuda exempted company or a company incorporated outside Bermuda and carry on business within the objects of our Memorandum of Association. See “Description of Securities - Certain Provisions of Bermuda Law.” In the event of a merger, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove a merger absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder, as determined by a court or by agreement of the corporation and the shareholder, in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law does not provide shareholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration:

•	in exchange for the assets of the business to be acquired;

•	in exchange for the outstanding stock of the corporation to be acquired; or

•	in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

Under Bermuda law, our shareholders have the right to vote on:

•	any compromise or arrangement between us and our shareholders;

•	a take-over scheme for 100% of our shares enabling the compulsory acquisition of a 10% minority interest;

•	a merger; and

•	our discontinuance in Bermuda.

    Takeover.        Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Shareholder’s Suit. The rights of shareholders under Bermuda law are not as extensive as the right of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association and Bye-laws. Our Bye-laws limit the right of securityholders to bring an action against our officers and directors. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys fees incurred in connection with such action. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

        Indemnification of Directors. We may indemnify our directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own willful negligence, willful default, fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

        Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association, including its objects and powers, and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of our share capital. The shareholders have the additional right to inspect our Bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Bermuda Tax Considerations

        The following describes a summary of some of the material anticipated tax consequences of an investment in our common stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult its own tax advisors regarding the tax consequences of an investment in our common stock. The discussion is based upon laws and relevant interpretation of current laws in effect, all of which are subject to change.

Bermuda Taxation

        Currently, there is no Bermuda:

•	income tax;

•	corporation or profits tax;

•	withholding tax;

•	capital gains tax;

•	capital transfer tax;

•	estate duty; or

•	inheritance tax

payable by us or our shareholders other than those who are ordinarily resident in Bermuda. We are not subject to stamp or other similar duty on the issue, transfer or redemption of our common stock.

        We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act that, if there is enacted in Bermuda any legislation imposing tax on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to us or any of our operations, or to our shares or our other obligations until March 28, 2016. No reciprocal tax treaty affecting us exists between Bermuda and the U.S.

        As an exempted company, we are liable to pay in Bermuda a registration fee based upon our authorized share capital and the premium on our issued shares. The current annual fee payable to the Bermuda government is $9,345.

Certain Provisions of Bermuda Law

        In a September 1, 1995 letter to our Bermuda counsel, the Bermuda Monetary Authority approved our application for “non-resident” status in Bermuda for exchange control purposes.

        The issue of securities to persons regarded as resident outside Bermuda for exchange control purposes and the subsequent transfer of securities between such persons may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of up to 20% of our issued share capital from time to time to persons regarded as resident in Bermuda for exchange control may also be effected without specific prior approval under the Exchange Control Act 1972.

        Consequently, owners of our common stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common stock, other than in respect of local Bermuda currency.

        In accordance with Bermuda law, security certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity, for example as a trustee, certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

        We will take no notice of any trust applicable to any of our securities whether or not we had notice of such trust. Specifically, we have no obligation under Bermuda law to ensure that a trustee who is holding our shares subject to a trust is properly carrying out the terms of such trust.

        As an “exempted company”, we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company, we may not participate in certain business transactions including:

•	the acquisition or holding of land in Bermuda, except as required for our business and held by way of lease or tenancy for terms of not more than 50 years;

•	the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or

•	the carrying on of business of any kind in Bermuda other than with persons outside Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

PLAN OF DISTRIBUTION

        The selling shareholders and any of the pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the trading market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

        We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon Conyers Dill & Pearman, our Bermuda counsel.

EXPERTS

        Our consolidated financial statements at June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 incorporated by reference in this prospectus and the registration statement on Form S-3 have been audited by Rachlin Cohen & Holtz LLP, independent registered public accounting firm, as set forth in their report thereon appearing therein. The financial statements referred to above are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by silverstar holdings, ltd. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

1,474,562 SHARES

OF

COMMON STOCK

SILVERSTAR HOLDINGS, LTD.

PROSPECTUS

_______________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. All amounts shown are estimates.

Filing fee for registration statement	$317
Legal fees and expenses	$10,000
Accounting expenses	$5,000

Total	$15,317

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Bermuda law and the registrant’s Memorandum of Association and Bye-laws, the directors, officers, liquidators and auditors of the registrant and their heirs, executors and administrators are indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity or for any loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that, they are not entitled to indemnification in respect of any willful negligence, willful default, fraud or dishonesty which may attach to them.

ITEM 16. EXHIBITS.

Exhibit Number	Description
3.1	Memorandum of Association of the Registrant (1)
3.2	Bye-Laws of the Registrant (1)
4.1	Indenture dated April 25, 1997 between the Registrant and American Stock Transfer & Trust Company((2))
4.2	Stock Option Agreement(3)
4.3	Registration Rights Agreement, dated October 19, 2006, between the Registrant and the purchaser named therein(4)
4.4	Registration Rights Agreement, dated October 31, 2005, between the registrant and the purchaser named therein(5)
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of Rachlin Cohen & Holtz
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

_________________

(1)

Incorporated by reference is the Registrant’s Registration Statement on Form S-1 (No. 33-99180) (filed on November 9, 1995), as amended on Form S-1/A No. 1, Form S-1/A No. 2, Form S-1/A No. 3 (filed on December 27, 1995, January 16, 1996 and January 24, 1996, respectively) and Form 10-Q for the fiscal quarter ended March 31, 2000.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed September 10, 1997

(3)

Incorporated by reference is the Registrant’s Registration Statement on Form S-1 (No. 333-33561) filed on August 13, 1997 as amended on Form S-1/A No. 1, Form S-1/A No. 2 and For S-1/A No. 3 filed on December 9, 1997, January 22, 1998 and February 11, 1998, respectively.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed October 24, 2006.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed November 4, 2005.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

    (iii)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on January 31, 2007.

SILVERSTAR HOLDINGS, LTD.
By: /s/ Clive Kabatznik Name: Clive Kabatznik Title: President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Clive Kabatznik and Michael Levy and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date
/s/ Michael Levy	Chairman of the Board of Directors	January 31, 2007
Michael Levy
/s/ Clive Kabatznik	President, Vice Chairman of the Board,	January 31, 2007
Clive Kabatznik	President, Chief Financial Officer,
Controller and Director
(Principal Executive Officer and
Principal Financial Officer)
/s/ Cornelius J. Roodt	Director	January 31, 2007
Cornelius J. Roodt
/s/ Douglas Brisotti	Director	January 31, 2007
Douglas Brisotti
/s/ John T. Grippo	Director	January 31, 2007
John T. Grippo

UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

_________________

EXHIBITS TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

SILVERSTAR HOLDINGS, LTD.
(EXACT NAME OF ISSUER AS SPECIFIED
IN ITS CHARTER)

January 31, 2007

Exhibit Number	Description
3.1	Memorandum of Association of the Registrant (1)
3.2	Bye-Laws of the Registrant (1)
4.1	Indenture dated April 25, 1997 between the Registrant and American Stock Transfer & Trust Company((2))
4.2	Stock Option Agreement(3)
4.3	Registration Rights Agreement, dated October 19, 2006, between the Registrant and the purchaser named therein(4)
4.4	Registration Rights Agreement, dated October 31, 2005, between the registrant and the purchaser named therein(5)
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of Rachlin Cohen & Holtz
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

_________________

(1)

Incorporated by reference is the Registrant’s Registration Statement on Form S-1 (No. 33-99180) (filed on November 9, 1995), as amended on Form S-1/A No. 1, Form S-1/A No. 2, Form S-1/A No. 3 (filed on December 27, 1995, January 16, 1996 and January 24, 1996, respectively) and Form 10-Q for the fiscal quarter ended March 31, 2000.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed September 10, 1997

(3)

Incorporated by reference is the Registrant’s Registration Statement on Form S-1 (No. 333-33561) filed on August 13, 1997 as amended on Form S-1/A No. 1, Form S-1/A No. 2 and For S-1/A No. 3 filed on December 9, 1997, January 22, 1998 and February 11, 1998, respectively.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed October 24, 2006.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed November 4, 2005.